Exhibit 99
                                       to
                                    Form 10-Q
                                       of
                   American Foundation Life Insurance Company
                               for the six months
                               ended June 30, 1998


                   Safe Harbor for Forward-Looking Statements


         The Private Securities Litigation Reform Act of 1995 (the "Act") encourages companies to make "forward-looking statements" by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. American Foundation Life Insurance Company ("the Company") intends to qualify both its written and oral forward-looking statements for protection under the Act.

         To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

         The Company is a stock life insurance company founded in 1978. All outstanding shares of the Company's common stock are owned by Protective Life Insurance Company ("Protective"), which is the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange under the symbol "PL". All outstanding shares of Company's preferred stock are owned by PLC. The Company is authorized to transact insurance business in 29 states, including New York.

         Protective Life Corporation ("PLC") through its subsidiaries provides financial services through the production, distribution, and administration of insurance and investment products. PLC operates through seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products, and retirement savings and investment products. The life insurance category includes the Acquisitions, Individual Life, and West Coast Divisions. The specialty insurance products category includes the Dental and Consumer Benefits ("Dental") and Financial Institutions Divisions. And the retirement savings and investment products category includes the Guaranteed Investment Contracts and Investment Products Divisions.

         The Company, since it is licensed in the State of New York, is the entity through which PLC markets, distributes, and services insurance and annuity products in New York. As of June 30, 1998, the Company was involved in the operations of three of PLC's Divisions: the Acquisition Division, the Dental Division and the Financial Institutions Division. PLC's Investment Products Division has plans to begin marketing through the Company in the third quarter of 1998. The Company has an additional business segment which is described herein as Corporate and Other.

         The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of the Company are discussed more fully below.

         MATURE INDUSTRY; COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and the Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services.

         The life and health insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.

         Management believes that the Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

         The  Company  and  its  affiliates   compete  against  other  insurance
companies and financial institutions in the origination of commercial mortgage loans.

         RATINGS. Ratings are an important factor in the competitive position of life insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including the Company and its insurance affiliates. A downgrade in the ratings of the Company and its life insurance affiliates could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

         Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years rating downgrades in the industry have exceeded upgrades.

         POLICY CLAIMS FLUCTUATIONS. The Company's results may fluctuate from year to year on account of fluctuations in policy claims received by the Company.

         LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by the Company and its insurance affiliates allow policyholders and contractholders to withdraw their funds under defined circumstances. The Company and its insurance affiliates design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used to monitor the relative duration of the Company's assets and liabilities. While the Company and its insurance affiliates own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel the Company and its insurance affiliates to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on the Company.

         INTEREST RATE FLUCTUATIONS. Sudden and/or significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect the Company's spread income. For example, certain of the Company's insurance and investment products guarantee a minimum credited interest rate. While the Company develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

         Lower interest rates may result in lower sales of the Company's insurance and investment products.

         REGULATION AND TAXATION. The Company and its insurance affiliates are subject to government regulation in each of the states in which they conduct
business.   Such   regulation   is  vested  in  state   agencies   having  broad
administrative power dealing with all aspects of the insurance business including premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company cannot predict the form of any future regulatory initiatives.

         Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of the Company's products a competitive advantage over other non-insurance products. Congress is currently reviewing certain proposals contained in President Clinton's Fiscal Year 1999 Budget which, if enacted, would adversely impact the tax treatment of variable annuity and certain other life insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company and its affiliates, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. The Company cannot predict what future initiatives the President or Congress may propose which may affect the Company.

         LITIGATION. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. The Company and its affiliates, like other insurers, in the ordinary course of business, are involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.



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         INVESTMENT  RISKS.  The  Company's   invested  assets  are  subject  to
customary risks of defaults and changes in market values. The value of the Company's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which the Company has financed. Factors that may affect the overall default rate on, and market value of, the Company's invested assets include interest rate levels, financial market
performance,   and  general   economic   conditions,   as  well  as   particular
circumstances affecting the businesses of individual borrowers and tenants.

         CONTINUING SUCCESS OF ACQUISITION STRATEGY. The Company has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased the Company's earnings in part by allowing the Company to position itself to realize certain operating efficiencies associated with
economies  of  scale.  There  can  be  no  assurance,   however,  that  suitable
acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to the Company, or that the Company will realize the anticipated financial results from its acquisitions.

         RELIANCE UPON THE PERFORMANCE OF OTHERS. The Company has entered into various ventures involving other parties. Examples include, but are not limited to: many of the Company's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by unaffiliated investment managers; a portion of the sales in the Dental and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations. Therefore the Company's results may be affected by the performance of others.

         YEAR 2000. Computer hardware and software often denote the year using two digits rather than four; for example, the year 1998 often is denoted by such hardware and software as "98." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather that the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including the Company, its customers, business partners, suppliers, banks, custodians and administrators) The problem is most prevalent in older mainframe systems, but personal computers and equipment containing computer chips could also be affected.

         The Company shares computer hardware and software with PLC, Protective, and other affiliates of PLC. PLC began work on the Year 2000 problem in 1995 and has developed and implemented a Year 2000 transition plan intended to identify and modify or replace important hardware and/or software systems on which it relies that have Year 2000 issues or to develop appropriate contingency measures. PLC has also developed and implemented a plan to identify and modify or replace secondary hardware and/or software systems on which it relies that have Year 2000 issues. Substantial resources are being devoted to this effort; however, the total costs to develop and implement these plans are not expected to be material. PLC is also confirming that its service providers are implementing plans to identify and modify or replace their systems that have a Year 2000 issue.

         The majority of the modifications necessary for PLC's mainframe systems to be able to process transactions dated beyond 1999 have been completed. PLC currently anticipates that its remaining systems with Year 2000 issues will be addressed and appropriate action taken before December 31, 1999. Due to the fact that PLC does not control all of the factors that could impact its Year 2000 readiness, there can be no assurances that PLC's efforts will be successful, that


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interactions  with other service providers with Year 2000 issues will not impair
PLC's operations, or that the Year 2000 issue will not otherwise adversely affect PLC.

         PLC is developing detailed contingency plans for a large percentage of its remaining Year 2000 issues. PLC is also using research, direct inquiry, and/or testing to determine the Year 2000 readiness of critical vendors and business partners.

         Should  some  of  PLC's  systems  not be  available  due to  Year  2000 problems, in a reasonably likely worst case scenario, PLC may experience significant delays in its ability to perform certain functions, but does not expect an inability to perform critical functions or to otherwise conduct business.

         REINSURANCE. As is customary in the insurance industry, the Company and its insurance affiliates cede insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Additionally, the Company assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on the Company.

         Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.